Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
STAAR Surgical Company
Monrovia, California
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 12, 2008, relating to the consolidated financial statements, the effectiveness of STAAR Surgical Company’s internal control over financial reporting, and schedule of STAAR Surgical Company appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2007.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
Los Angeles, California
April 29, 2008